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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)

                               BPZ Resources, Inc.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    055639108
                                 --------------
                                 (CUSIP Number)

                                December 31, 2009
             -------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                   Page 1 of 5

CUSIP No.  055639108

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1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        INTERNATIONAL FINANCE CORPORATION - 98-000-2550
-----   ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
-----   ------------------------------------------------------------------------
3       SEC USE ONLY

-----   ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        N/A
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         5.     SOLE VOTING POWER
BENEFICIALLY OWNED              11,253,295
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              6.     SHARED VOTING POWER

                         ------ ------------------------------------------------
                         7.     SOLE DISPOSITIVE POWER
                                11,253,295
                         ------ ------------------------------------------------
                         8.     SHARED DISPOSITIVE POWER

-----   ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,253,295
-----   ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                       [ ]
-----   ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.8%
-----   ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON:
               OO
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                                   Page 2 of 5
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Item 1(a).   Name of Issuer:

             BPZ Resources, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             580 Westlake Park Boulevard, Suite 525, Houston, TX  77079

Item 2(a).   Name of Person Filing:

             International Finance Corporation

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             2121 Pennsylvania Avenue, NW
             Washington, DC 20433

Item 2(c).   Citizenship:

             N/A

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             055639108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)  [ ]  Broker or dealer registered under section 15 of the Act;

             (b)  [ ]  Bank as defined in section 3(a)(6) of the Act;

             (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                       Act;

             (d)  [ ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940;

             (e)  [ ]  An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E);

             (f)  [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)  [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (Note:  See Item 7);

             (h)  [ ]  A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

             (i)  [ ]  A church plan that is excluded from the
                       definition of an investment company under
                       section 3(c)(14) of the Investment Company Act of 1940;

             (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                   Page 3 of 5
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             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

    11,253,295

(b) Percent of class:  9.8%

(c) Number of shares as to which the person has:

    (i) Sole power to vote or to direct the vote: 11,253,295

    (ii) Shared power to vote or direct the vote:  0

    (iii) Sole power to dispose or to direct the disposition of:  11,253,295

    (iv) Shared power to dispose of or to direct the disposition of:  0

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not Applicable.

Item 10. Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Page 4 of 5
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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 3, 2010

                                         INTERNATIONAL FINANCE CORPORATION


                                         By: /s/ Deema Fakhoury
                                             -----------------------------------
                                         Name:   Deema Fakhoury
                                         Title:  Head, Credit Review & Portfolio
                                                 Oil, Gas, Mining and Chemicals

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